Exhibit 10.1

Dental Cooperative

Affiliate Member

Practice Purchase Agreement

This Affiliate Member Practice Purchase Agreement (the “Agreement”) is effective on the date specified in Section 9.11, by and among DENTAL COOPERATIVE, INC., a Utah corporation (“Dental Cooperative”); the Provider; and those natural persons, if any, who own Provider (“Dentist(s)”), all as specified on the Signature Page. THIS AGREEMENT SUPERCEDES ANY AND ALL PRE-EXISTING AGREEMENTS OR UNDERSTANDINGS AMONG THE PARTIES, WHETHER IN WRITING OR OTHERWISE. ANY SEPARATE WRITING PURPORTING TO ALTER THE UNDERSTANDINGS SET FORTH BELOW OR EXEMPT A PROVIDER FROM ANY OF THE UNDERSTANDINGS BELOW MUST BE IN WRITING AND REFERENCE EXPLICITLY THE INTENT TO MODIFY THIS AGREEMENT.

RECITALS

WHEREAS, Dental Cooperative has entered into the business of acquiring, operating and selling dental practices of retiring dentists or dentists that are relocating.

WHEREAS, Dental Cooperative is interested in acquiring the Dental Practice and Provider is interested in selling the Dental Practice to Dental Cooperative.

WHEREAS, as consideration for the sale of the Dental Practice, Dental Cooperative is willing to refer Provider to an entity selected by Dental Cooperative for a loan to Provider in the amount of twenty percent (20%) of the Purchase Price of the Dental Practice. Additionally, Dental Cooperative will advance to Provider 120,000 Common Shares of DPCA stock, 24,000 shares at closing and 24,000 shares at the end of years one (1) through four (4). Then, at the end of the five (5) year period, if the Provider elects to complete the sale of the Dental Practice pursuant to the terms of this Agreement, the loan will have been repaid in full, and the remaining payment of one-half of the purchase price will be paid to Provider.

WHEREAS, during this five (5) year period, Provider will independently manage and maintain the Dental Practice, for which a percent of the margin relating to the operating of the Dental Practice will be paid to Dentist(s) and a percent of the margin will be retained by Dental Cooperative, all as further described in a Management Agreement, to be executed contemporaneously herewith.

NOW, THEREFORE, in consideration of the mutual conditions, representations and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1          Definitions. For purposes of this Agreement and each of the Operative Documents (unless otherwise defined herein or therein), the following terms shall have the following meanings:

“Approved Liabilities” has the meaning set forth in Section 3.5.

“Closing” and “Closing Date” have the respective meanings set forth in Article 6.

“Company” means Dental Patient Care America, Inc., the parent of Dental Cooperative.

“Collections” means the gross revenues of the Dental Practice arising from the sale of any and all services and/or products in a given period accounted for on a cash basis, representing amounts paid by patients or by insurers or their representatives for services or products and any other revenue of the Dental Practice.

“Confidential Information” has the meaning set forth in Section 9.1.

“Dental Office” means the location or facility specified on the Signature Page (or in an attachment thereto) from which the Provider provides Dental Services. This term will include, if applicable, mobile facilities.

“Dental Practice” means Provider’s business of providing Dental Services and all tangible and intangible assets of that business, including but not limited to cash on hand and accounts receivable, and all licenses and leaseholds needed for the conduct of such business. The Dental Practice does not, however, include any patient list or HIPPA (Health Information Portability and Privacy Act) protected health information.

“Dental Professional” means any licensed dental professional working at a Dental Practice, whether an independent contractor or employee, including any dentist, dental hygienist, anesthetist and other such position for which licensure is required by law, who is employed or otherwise retained by the Provider to provide Dental Services to patients.

“Dental Services” means all dental and related health care services, including without limitation, examination, diagnosis, preventive care, restoration, surgery and other therapy.

“Dentist(s)” has the meaning noted in the introduction to this Agreement.

“Funding Notice” has the meaning set forth in Section 9.11.

“Guaranty” means the Guaranty to be executed and delivered by the Dentist(s), the form of which is attached hereto as Exhibit “A”, which will assure and guaranty the Provider’s compliance with this Agreement, including the transfer of the Dental Cooperative Margin Allocation as described in the Management Agreement.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 9.2(c).

“Lender” means the entity that makes the Loan. The lender will be an entity identified by Dental Cooperative and reasonably acceptable to Dentist.

“Loan” means the cash sum loaned to Provider through the Promissory Note. The loan will be in a principal amount equal to one-half of the purchase price of the Dental Practice.

“Management Agreement” means the agreement to be executed contemporaneously herewith whereby Provider will manage the Dental Practice.

“Market Price” means, as of a specific date, the average of the last reported sale prices for the last fifteen trading days as officially reported by the principal securities exchange on which the Company’s common stock is listed or admitted to trading during said period, or, if the Company’s common stock is not listed or admitted to trading on any national securities exchange during said period, the average closing bid price of the common stock on the Nasdaq Stock Market System or reported on the NASD’s OTC Bulletin Board or the Pink Sheets or, if the Company’s common stock is not quoted on Nasdaq, the OTC Bulletin Board or the Pink Sheets, as determined in good faith by resolution of the board of directors of the Company, based on the best information available to it.

“Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Dental Practice (regardless of whether or not such adverse effect or changes can be or has been cured at any time or whether Dental Cooperative has knowledge of such effect or changes on the date hereof or at any time hereafter), including any adverse changes, event, development, or effect arising from or relating to the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Operative Document” means each of this Agreement, the Management Agreement, the Guaranty, and every other document or certificate to be executed and delivered between or among the parties listed on the signature page in connection with the transactions described herein.

“Practice Valuation” means an amount selected by Provider which amount shall not be greater than the amount of Collections during any consecutive twelve (12) month period during the twenty-four (24) month period immediate prior to the Closing. The amount of the Practice Valuation is set forth on the Signature Page of this Agreement.

“Promissory Note” means the promissory note that Provider will execute evidencing Provider’s obligation to repay the Loan.

“Provider” has the meaning noted in the introduction to this Agreement.

“Stock Allocation” means that allocation of shares of the Company’s restricted common stock advanced to the Provider in five (5) equal amounts, as described in the recitals to this Agreement, the first advancement on Closing and the remaining four advancements at the end of years one (1) through four (4), as part of the purchase payment for the practice.

“Transfer Date” means the date on which all right, title and interest in and to the Dental Practice is transferred from Provider to Dental Cooperative.

ARTICLE 2

OPERATIVE DOCUMENTS AND LOAN DOCUMENTS

Concurrently with the execution of this Agreement, the Provider, Dental Cooperative and the Dentist(s) agree to and will execute the Operative Documents and other documents described below. Each of the Operative Documents is an integral part of the agreement described herein, and the effectiveness of each Operative Document is a condition to the effectiveness of this Agreement and the other Operative Documents.

Section 2.1	Promissory Note and Loan Documents.

(a)	Dental Cooperative will refer a Loan to Provider; and

(b)         Provider will grant to Lender a first position security interest, if required by Lender, in all assets and legal rights of the Dental Practice to secure the Loan and Provider’s obligations thereunder; and

(c)          Dentist(s) will grant to Lender a first position security interest, if required by Lender, in all of Dentist(s) rights and interest in Dentist(s) shares/membership interest or other ownership interest in Provider to secure Dentist(s) obligations under the Promissory Note and related loan documents.

(d)         The Dentist(s) will guaranty to Lender, if required by Lender, that Provider will repay the Loan in full as and when due under the provisions of the Promissory Note.

Section 2.2          Guaranty. The Dentists will guaranty Dental Cooperative that the Provider will comply with the undertakings of this Agreement and the Operative Documents, including, but not limited to, the transfer of the Dental Cooperative Margin Allocation and other amounts payable to Dental Cooperative under the Management Agreement.

ARTICLE 3

THE LOAN, TRANSFER OF RETAINED DENTAL COOPERATIVE MARGIN ALLOCATION AND SATISFACTION OF LIABILITIES

Section 3.1            Advance and Payment of the Loan. The Loan will be advanced to Provider at or following the Closing and will be evidenced by the Promissory Note. The Loan will originate with the Lender.

The interest rate on the Loan will be set at the time of closing. The specific terms governing payment of the Promissory Note will be contained in the Promissory Note, the form of which will be provided by Lender.

Section 3.2           Transfer of Payments to Lender. Provider shall make necessary arrangements that are reasonably acceptable to Lender to institute an automatic transfer mechanism to transfer the monthly amounts that are payable to Lender under the Loan. During the term of this Agreement, the amount of the Dental Cooperative Margin Allocation to be transferred to Dental Cooperative, will be reduced by an amount equal to the monthly payments due by Provider to Lender under the Loan.

Section 3.3           Loan Repayment. The Loan will be due and payable according to the terms of the Promissory Note.

Section 3.4            Principal Amount of the Loan. The principal amount of the Loan shall be equal to twenty percent (20%) of the amount of the Practice Valuation.

Section 3.5            Satisfaction of Liabilities. Except as otherwise agreed in writing by the parties, Provider shall use such portion of the Loan proceeds as is necessary to retire all liabilities relating to the Dental Practice, except for current liabilities incurred in Provider’s ordinary course of business in operating the Dental Practice and liabilities arising from equipment and facilities leases relating directly to the Dental Practice (collective, “Approved Liabilities”). Furthermore, Provider and Dentist(s) covenant that during the term of this Agreement Provider shall not incur any liabilities nor shall the assets of the Dental Practice become encumbered in any way by obligations or liabilities that are not Approved Liabilities.

ARTICLE 4

SPECIAL COVENANTS OF NON-COMPETITION

AND NON-SOLICITATION

Section 4.1	Non-Competition.

(a)          Each of Dentist(s) and Provider agrees that, during the term of this Agreement and for the twenty-four (24) months following the Transfer Date, Dentist(s) and Provider shall not directly or indirectly engage in, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or engaged or act as a consultant to or in any manner by, any dental practice management business competing with Dental Cooperative.

(b)         Each of Dentist(s) agrees that, during the term of this Agreement and for the twenty-four (24) months following the Transfer Date, Dentist(s) shall not directly or indirectly provide Dental Services within a fifty-mile radius of the Dental Practice.

Section 4.2          Reasonableness of Restrictions. Each of Dentist(s) and Provider has carefully read and considered the provisions of this Article 4 and, having done so, agrees that the restrictions set forth in this Article contain reasonable limitations as to time, geographical area, scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of Dental Cooperative. Each of Dentist(s) and Provider further understands and agrees that, if at some later date, a court of competent jurisdiction determines that the scope, duration or geographic area of any covenant set forth in this Article is overbroad or unenforceable for any reason, these covenants shall be reformed by the court to the minimum extent necessary in order to make such covenants valid, legal and enforceable under applicable law.

Section 4.3          Remedies. In the event of an actual or threatened breach of the covenants in this Article 4 by Provider or Dentist(s), Dental Cooperative shall be entitled to pursue such injunctive remedies as may be provided by law or equity, without the necessity of posting a bond, cash or otherwise. The foregoing injunctive relief shall be without prejudice and in addition to any other action or remedy permitted to Dental Cooperative under this Agreement or the Operative Documents or as otherwise permitted under the law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1          Representations and Warranties of the Provider and Dentist(s). Each of the Provider and Dentist(s), as applicable, hereby represents and warrants to Dental Cooperative as of the Closing Date and throughout the Term of this Agreement, as follows:

(a)         The Provider is a legal entity duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate, company or partnership power and authority (as applicable) to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)         Each of this Agreement and the other Operative Documents have been duly executed and delivered by Provider, have been effectively authorized by all necessary action, corporate or otherwise, and constitute a legal, valid and binding obligation of Provider.

(c)          Appendix “1” to this Agreement is a listing of all real and personal property owned or leased by Provider and used in the Dental Practice. The Provider owns all of the real and personal property so listed free and clear of any and all liens, leases, security interests, mortgages, pledges or other encumbrances, except for encumbrances arising out of the transactions described herein or otherwise as set forth in Appendix “1”.

(d)         There are no claims, disputes, actions, proceedings or investigations of any nature pending or, to the Provider’s and Dentist(s)’s best knowledge and belief, threatened, against or involving the Dentist(s) or the Provider or any of their respective agents that relate in any way to the Dental Practice or to Dental Services.

(e)          Appendix “2” is a list of all actual and potential claims required to be disclosed by the Provider and Dentist(s) to their insurance carrier(s). Neither the Provider nor Dentist(s) have been informed in writing by any insurance carrier that any claims against the Provider or Dentist(s) alleging dental malpractice are not fully covered by insurance, less any deductible.

(f)          To the best of the Provider’s knowledge, all consents, approvals, authorizations and other requirements prescribed by any law that must be obtained or satisfied by the Provider to operate the Dental Practice or to execute and deliver this Agreement and the Operative Documents have been obtained and satisfied. Provider shall provide evidence of such approvals and authorizations if requested at the Closing.

(g)         The information provided by the Provider and Dentist(s) to Dental Cooperative in this Agreement, or in any Appendix is true in all material respects and includes all material information which is necessary or advisable to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents delivered or made available to Dental Cooperative pursuant to this Agreement are or will be complete and accurate copies of such documents.

(h)         Appendix 3 is a complete and correct list of all material contracts, obligations and commitments relating to the Dental Office and the Dental Practice (whether written or oral), including without limitation all (i) employment contracts, (ii) collective bargaining agreements, (iii) bonus, pension, profit sharing, annuity, deferred compensation, retirement, stock purchase, stock option, stock ownership, hospitalization, insurance and all other employee benefit plans, and (iv) leases, mortgages, pledges, deeds of trust, loans or credit agreements, contracts, and agreements not made in the ordinary course of business that involve more than $2,500.00. Except as noted, all such commitments are in full force and effect.

(i)          Appendix 4 contains all financial statements, tax returns, and accounts receivable aging reports given to Dental Cooperative. The same are true, correct and complete. Provider’s books of account have been kept in the ordinary course of business in accordance with the Provider’s regular method of accounting, reflect bona fide transactions, and fairly reflect items reportable in accordance with that method of accounting. No Material Adverse Change has occurred in the Provider or in the Dental Practice since the date of such financial statements.

(j)          Provider and Dentist(s) have had an opportunity to consult with their respective professional tax and legal advisors concerning this Agreement, and the other Operative Documents.

(k)          To the best of Dentist(s)’s knowledge and belief, as of the date of this Agreement and as of the Closing Date, Dentist(s) suffers from no debilitating or degenerative disease that he has not disclosed to Dental Cooperative, which illness or condition would, based on known medical probabilities, make performance of Dentist(s)’s obligations under this Agreement or the Management Agreement difficult or impossible.

Each of the Appendices attached to this Agreement shall be updated within thirty (30) days as and if requested by Dental Cooperative. Upon the request of Dental Cooperative, Provider shall make available copies of all agreements and commitments referred to in this Section 5.1.

Section 5.2          Representations and Warranties of Dental Cooperative. Dental Cooperative hereby represents, warrants and covenants to the Provider as follows:

(a)          Dental Cooperative is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite corporate power and authority to enter into the Agreement and to consummate the transactions contemplated hereby.

(b)         Each of this Agreement and the other Operative Documents has been duly executed and delivered by Dental Cooperative, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes a legal, valid and binding obligation of Dental Cooperative.

(c)          The execution and delivery of this Agreement and the other Operative Documents, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not (i) result in a material liability to Dental Cooperative, or (ii) result in a breach of any of the terms or provisions of or constitute a default under or conflict with, any material agreements, indenture or other instrument to which Dental Cooperative is a party or by which it is bound, or any law applicable to Dental Cooperative or (iii) provide a basis for the acceleration of any indebtedness, liability or obligation of Dental Cooperative.

ARTICLE 6

CLOSING

Section 6.1           Closing. The Closing shall occur on the effective date, as described in Section 9.11 hereof; provided that the Transfer Date shall be at the time specified in Article 8. It is anticipated, however, that the Operative Documents will be executed in advance of the Closing. The Closing may take place in a single location or by means of overnight delivery services and in the form of counterpart signature pages.

Section 6.2            Conditions to Closing. The parties’ duty to close shall be subject to the fulfillment or waiver, on or before the Closing, of all of the conditions set forth below:

(a)          No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency that presents a substantial risk of restraint or prohibition of the transaction contemplated by this Agreement or any other Operative Document.

(b)          The representations and warranties of the parties hereto shall be true and correct in all material respects, and the obligations and undertakings of the parties to be performed prior thereto shall have been performed in all material respects as of such time.

(c)          (i) the operation of the Dental Practice shall have been conducted in the ordinary course of business, consistent with past practices, during any period covered by this Affiliate Member Practice Purchase Agreement;

(ii) there shall not have occurred any damage, destruction or loss with respect to Provider’s assets used in the Dental Practice, whether or not covered by insurance; and

(iii) during any period covered by this Affiliate Member Practice Purchase Agreement there shall not have occurred any other event or condition which has had or which reasonably may be expected to have a materially adverse effect on the value of the Dental Practice, on the operation of the Dental Office, or on the ability of the Provider, Dentist(s) or Dental Cooperative to consummate the transactions contemplated herein.

(d)          The parties shall have seen and approved, on or before the Closing Date, each of the Operative Documents and all other needed instruments, fully executed by them respectively.

(e)          Provider and Lender shall have entered into a written loan agreement for the Loan to Provider.

ARTICLE 7

DEFAULT

Section 7.1           Events of Default. Any one or more of the following events or situations shall be regarded as an “Event of Default” under this Agreement, provided that the defaults described in (c), (d), (j), and (k) shall not be deemed actionable defaults until written notice of the default has been given by the nondefaulting party, and there has been a failure by the defaulting party to cure the default within 45 days following such notice.

(a)          Failure by Provider to pay any amount due under this Agreement or under any other Operative Document within 15 days of its due date; provided that Dental Cooperative may allow up to an additional 45 days with respect to this Agreement only in the case of demonstrated economic need for such an extension.

(b)         Election of Dental Cooperative to terminate the Agreement as a result of Declining Collections and/or Declining Margins, as such terms are defined in the Management Agreement.

(c)          Dentist(s) or Provider on the one hand, or Dental Cooperative on the other hand, fails to fulfill any obligation under this Agreement or any other Operative Document.

(d)         Any of the representations and warranties made by Dentist(s) and Provider, on the one hand, or Dental Cooperative on the other hand, proves to be untrue or incorrect in any material respect when made, or omits to state a material fact required to be stated in order to make such statements, in the light of the circumstances under which made, not misleading on the date made;

(e)          Provider or Dentist(s) shall commence (by petition, application, or otherwise) a voluntary case or other proceeding under the laws of any jurisdiction seeking liquidation, reorganization, or other relief with respect to Provider’s or Dentist(s)’s debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, self-trusteeship, receiver, custodian, or other similar official of any substantial part of Provider’s or Dentist(s)’s property; or shall consent (by answer or failure to answer, or otherwise) to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against Provider or Dentist(s); or shall make an assignment for the benefit of creditors; or shall generally not pay Provider’s or Dentist(s)’s debts as they become due or not be able to pay such debts as they become due; or admit in writing the inability to pay such debts as they become due; or shall take any action to authorize any of the foregoing;

(f)           An involuntary case or other proceeding shall be commenced under the laws of any jurisdiction against Provider or Dentist(s) seeking liquidation, reorganization, or other relief with respect to Provider’s or Dentist(s)’s debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, custodian, or other similar official any substantial part of Provider’s or Dentist(s)’s property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or a trustee, receiver, custodian, or other official shall be appointed in such involuntary case;

(g)          Entry of any judgment exceeding $10,000 entered against Provider or Dentist(s) that shall not be discharged within thirty (30) days from entry;

(h)          An attachment, garnishment, execution, or other process is issued or a lien is filed against any of the assets of the Dental Practice or against Dentist(s)’ equity ownership in Provider, and shall encumber such assets in excess of thirty (30) days;

(i)           Transfer (other than the granting of a security interest to Lender) of an interest in any of the assets of the Dental Practice or of Dentist(s)’s equity ownership in Provider without the prior written consent of Dental Cooperative;

(j)           Any of the assets of the Dental Practice are lost, stolen, or materially damaged, the aggregate uninsured value of which is in excess of $10,000; or

(k)          Failure of Provider or Dentist(s) to maintain licenses, permits, and franchises necessary for operation of the Dental Practice.

Section 7.2            Cross Default. A breach or default of this Agreement by either Provider or by Dentist(s) will be deemed a breach or default by both Provider and Dentist(s). A breach or default of this Agreement by either Provider or by Dentist(s) shall be considered a breach or default of the other Operative Documents.

Section 7.3            Catastrophic Occurrences. In the event of an economic or natural condition of such magnitude as to affect all businesses in the geographic area of a Dental Practice, Dental Cooperative will implement appropriate steps to mitigate the impact of such occurrence on the obligations of both parties under this Agreement, but any such mitigating measures shall in no way affect Provider’s and/or Dentist(s)’ obligations to Lender.

ARTICLE 8

TRANSFER OF DENTAL PRACTICE; TERMINATION; RENEWAL

Section 8.1            Term. The term of this Agreement will run for five (5) years from the date of Closing, unless earlier terminated or extended in accordance with this Agreement. This Agreement shall immediately terminate in the event that the Management Agreement is terminated.

Section 8.2	Times or Events Causing Termination of this Agreement.

(a)          Termination Upon An Event of Default. Upon an Event of Default the nondefaulting party may terminate this Agreement by written notice, which termination shall be effective as of the end of the month following the month in which the notice of termination is sent.

(b)         Early Termination. If it is not in continuing default under this Agreement, Provider may terminate this Agreement and all the Operative Documents at any time by giving Dental Cooperative no less than ninety (90) days advance written notice of intent to do so and by paying in full any and all outstanding and unpaid principle and interest due on the loan and any and all outstanding and unpaid or accrued and unpaid Dental Cooperative Margin Allocation and other amounts owing to Dental Cooperative, and by returning all shares of Company stock advanced to provider as a part of the “Stock Allocation” to the Company for cancellation.

(c)          Executory Patient Contracts. Any contract with any patient entered into by Provider during the term of this Agreement shall be subject to the margin allocation and quality control provisions of the Management Agreement notwithstanding a termination of this Agreement takes place during the executory term of such a patient contract. Communications between Provider or Dentist(s) and a patient subject to such an executory contract will not be subject to the non-compete and non-solicitation provisions of Article 4, but only to the extent reasonably necessary to effect the completion of the contract services.

Section 8.3           Effects of Termination; Payment of Practice Valuation; Transfer of Dental Practice.

(a)         Guaranty. Upon termination of this Agreement, any and all amounts earned by Dental Cooperative to the date of termination, including those fees provided for in the Management Agreement will be promptly paid to Dental Cooperative. The Guaranty also stands to secure these amounts. As and when all amounts due and owing to Dental Cooperative have been paid or otherwise satisfied, following a termination of this Agreement, the Guaranty will be deemed null and void and these documents will be surrendered to Provider.

(b)         Advances or Expenses. To the extent Dental Cooperative has advanced any funds or paid any expenses of the Dental Practice as of the date of termination of this Agreement, including but not limited to any payments made under the Loan on Provider’s behalf, such amounts will be repaid by Provider.

(c)          Dentist(s) Options Upon Termination on the Five (5) Year Anniversary of the Closing Date. If the Agreement is not terminated prior to the five (5) year anniversary of the Closing date and subject to 8.3(d) below, then the Dentist(s) may elect one of the following three options:

(i)           Provider may accept a cash payment in the amount of fifty percent (50%) of the Practice Valuation (the “Final Cash Purchase Payment”), the Loan shall have been repaid in full out of the Dental Cooperative Margin Allocation, the Stock Allocation shall have been advanced to the Provider and the Provider shall transfer all right, title and interest in and to the Dental Practice to Dental Cooperative or its nominee. Any transfer of the Dental Practice shall be on terms and conditions that are reasonably satisfactory to Dental Cooperative. If there has been a Material Adverse Change in the Dental Practice since the Closing, then Provider may not elect this alternative without the consent of Dental Cooperative, which consent may be withheld in the sole and absolute discretion of Dental Cooperative.

(ii)          Provider may defer the final cash payment and transfer of the Dental Practice and continue to manage and maintain the Dental Practice for as long as Provider wishes, provided that Provider maintains the Dental Practice in full accordance with this and the Management Service Agreement, and notifies the Company not less than six (6) months prior to the date Provider wishes to accept the final cash payment and transfer the Dental Practice to Dental Cooperative as described in 8.3(c)(i) above. During such extended term, the “Dental Cooperative Margin Allocation” shall be fifteen (15%) of the Margin, but not less than fifteen (15%) of the Minimum Margin.

(iii)        Provider may retain Dental Practice, by returning the Company Stock Allocation advanced to the Provider as allocated for the purchase of the practice for cancellation and no further amounts shall be owed or become payable by Dental Cooperative to Provider or Dentist(s) in connection with this Agreement, and Provider shall not be obligated to transfer the Dental Cooperative.

(iiii)       Provider may retain Dental Practice and enter into another Affiliate Member Practice Purchase Agreement with Dental Cooperative on such terms and conditions as the parties may hereafter agree, in their sole discretion, and no further amounts shall be owed or become payable by Dental Cooperative to Provider or Dentist(s) in connection with this Agreement.

(d)	Stock Payment Option.

(i)           Notwithstanding Section 8.3(c), on each of the first four annual anniversary dates of this Agreement Provider may elect to receive restricted stock of the Company with a Market Price on the annual anniversary date in question equal to twelve and one-half percent of the Practice Valuation. Dentist(s) electing to receive Company stock pursuant to this paragraph must give written notice to the Company of the Dentist(s) election to receive Company stock at least thirty days prior to the annual anniversary date in question. Any stock certificates issued to Provider pursuant to this Section 8.3(c) shall bear on their face a legend indicating the restrictions imposed by this Agreement.

(ii)          Should the Provider elect the option described under Section 8.3(c)(i) on the five (5) year anniversary date of this Agreement, then the Final Cash Purchase Payment will be reduced by an amount equal to twelve and one-half percent (12.5%) of the Practice Valuation for each time that Provider elected to received Company stock on an annual anniversary of this Agreement and the provisions of Section 8.3(c)(i), as applicable, shall otherwise remain unaltered. For example, if the Practice Valuation was $1,000,000 and the Provider elected to receive Company stock on the first and third anniversary dates of this Agreement, then the Final Cash Purchase Payment would be reduced to $250,000.

(iii)         Should the Provider elect the option described under Section 8.3(c)(iii) or 8.3(c)(iiii), on the five (5) year anniversary date of this Agreement, then any Company stock that was issued to Provider pursuant to Section 8.3(d)(1) shall be returned to the Company for cancellation and the provisions of either Section 8.3(c)(iii) or 8.3(c)(iiii), as selected by Provider, shall otherwise remain unaltered.

(iv)         The Provider electing to receive Company stock under this Agreement is deemed to make the representations and warranties set forth in Appendix 5 on each occasion that Provider gives written notice of its election to acquire Company stock hereunder.

(e)	Termination Prior to Five (5) Year Anniversary of the Closing Date.

(i)           In the event of the death of the Dentist and where Provider has maintained the life insurance policy as required by the Management Agreement, then, for purposes of Section 8.3(c), the requirement that this Agreement shall have been in effect for a five (5) year period shall be waived and Provider will be deemed to have elected to sell the Dental Practice under the option described in Section 8.3(c)(i).

(f)          Stock Bonus. In the event that Dental Cooperative acquires the Dental Practice and Provider makes the election set forth in Section 8.3(c)(i), then Dental Cooperative will issue to Provider restricted stock of the Company with a Market Price on the date that title to the Dental Practice is transferred to Dental Cooperative equal to eight percent (8%) of Collections during the one year period immediately prior to the transfer of the Dental Practice to Dental Cooperative or its nominees.

(g)	Non-Compete and Non Solicitation Provisions. If this Agreement:

(i)          is terminated by either Dental Cooperative or Provider after the first year following Closing other than for an unremedied breach or default by Dental Cooperative, the provisions of Article 4.1a regarding non-compete and non-solicitation shall continue in force according to their terms after the termination of this Agreement and the other Operative Documents;

(ii)         is terminated by Provider after the first year following Closing for an unremedied breach or default by Dental Cooperative, the provisions of Article 4 regarding non-compete and non-solicitation shall not continue in force after the termination of this Agreement and the other Operative Documents;

provided in either case that in any dispute between the parties concerning any breach or default under this Agreement, the terms of Article 4 shall continue in force and effect pending the final decision of a court of competent jurisdiction.

Section 8.4           Operative Documents Independent. Any termination of this Agreement shall not terminate the Guaranty, or other Operative Documents unless expressly provided in this Agreement or as separately agreed in writing between the parties. The Promissory Note and related loan documents are independent of the Purchase Agreement and other Operative Documents and, as such, are governed solely by the terms set forth in such loan documents.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1	Confidentiality.

(a)          Provider Confidential Information. Dental Cooperative shall protect all Confidential Information of the Provider and Dentist(s) that it learns or receives, directly or indirectly, in connection with the transactions or relationships contemplated herein, and shall not use the same for its own benefit or the benefit of others except as contemplated in this Agreement. Dental Cooperative shall not disclose any Confidential Information to anyone other than Provider and Dentist(s) except with the express written consent of Provider and Dentist(s). Notwithstanding the foregoing restrictions, Dental Cooperative may use and disclose any information to the extent required by applicable law or by an order of any court or other governmental authority, but only after Provider and Dentist(s) have been so notified and have had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. Dental Cooperative may also, under agreement of confidentiality, disclose Confidential Information to its counsel, accountants, potential financing sources and others assisting them, to the extent necessary to obtain such assistance.

(b)         Dental Cooperative Confidential Information. Each of Provider and Dentist(s) shall, and shall cause their respective consultants, advisors, representatives and every entity controlled by them to, keep and maintain in strictest confidence, and shall not use for their benefit or the benefit of others except in connection with the business and affairs of Dental Cooperative, all Confidential Information (as defined below) of Dental Cooperative that Provider and Dentist(s) learn or receive, directly or indirectly, in connection with the transactions or relationships contemplated herein. Each of Provider and Dentist(s) shall not disclose any Confidential Information to anyone outside of Dental Cooperative except with Dental Cooperative’s express written consent. Notwithstanding the foregoing restrictions, Provider and Dentist(s) may use and disclose any information to the extent required by applicable law or an order of any court or other governmental authority, but only after Dental Cooperative has been so notified and have had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. Provider and Dentist(s) may also, under agreement of confidentiality, disclose Confidential Information to their respective counsel, accountants, potential financing sources and others assisting them with respect to the transactions contemplated hereby, to the extent necessary to obtain such assistance.

(c)          Confidential Information Defined. The term “Confidential Information” means (i) all information with respect to (w) Collections, (x) profit or loss figures, (y) customers, clients, suppliers, sources of supply and customer lists, and (z) trade secrets of Dental Cooperative or Provider; (ii) any information relating to the contracts, agreements, business plans, budgets or results of operations, or any other financial information of a party, to the extent such information has not been made available to the public by that party; and (iii) any other information marked or noted to be confidential by the party at the time of disclosure; provided, however, that the term “Confidential Information” shall not include any information (w) that was known to the other party prior to the date hereof; (x) that is or becomes generally known to the public through sources independent of the other party and through no fault of the other party, (y) that is available or becomes available to the other party from a third party who has a right to disclose it to the other party, or (z) that is independently developed or acquired by the other party without reliance in any way upon the disclosing party’s Confidential Information.

Section 9.2	Indemnification.

(a)          By Provider and Dentist(s). Provider and Dentist(s), jointly and severally and in solido, shall indemnify, defend and hold Dental Cooperative, its directors, officers, employees and representatives harmless from and against any losses, liabilities, damages, costs (including without limitation, court costs) and expenses (including without limitation, reasonably attorneys’ fees) that Dental Cooperative incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Provider or Dentist under this Agreement, and (ii) any breach by Provider or Dentist(s) of, or any failure by Provider or Dentist(s) to perform, any covenant or agreement required to be performed by Provider or Dentist(s) under this Agreement.

(b)          By Dental Cooperative. Dental Cooperative shall indemnify, defend and hold Provider, its directors, officers, employees and representatives, including Dentist(s), harmless from and against any losses, liabilities, damages, costs (including without limitation, court costs) and expenses (including without limitation, reasonably attorneys’ fees) that Provider or Dentist(s) incur as a result of, or with respect to (i) any misrepresentation or breach of warranty by Dental Cooperative under this Agreement, and (ii) any breach by Dental Cooperative of, or any failure by Dental Cooperative to perform, any covenant or agreement required to be performed by Dental Cooperative under this Agreement.

(c)          Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section (the “Indemnified Party”) that would give rise to a claim under this Section, the Indemnified Party shall notify the person giving the indemnity (“Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after notice of such claim, fails to defend such claim, the Indemnifying Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, comprise or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party.

Section 9.3           General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

Section 9.4           Binding Effect. This Agreement is binding on and will inure to the benefit of the parties and their respective successors and assigns.

Section 9.5           Notices. Any notices, payment, demand or communication required or permitted to be given to any party by any provision of this Agreement shall be in writing and sent by hand delivery or overnight courier to the following addresses or to replacement addresses provided by notice under this Section 9.5. Any such notice shall be deemed to be delivered, given and received as of the date it is delivered into the hands of the agent who will effect delivery.

(a)	Notices to Dental Cooperative:
Attention President
2150 South 1300 East, Suite 500
Salt Lake City, Utah 84106

(b)	Notices to Provider
[address provided on Signature Page]

(c)	Notices to Dentist(s)
[address provided on Signature Page]

Section 9.6           Further Assurances. Each party hereto agrees to perform such further acts, and to execute, acknowledge and deliver such documents, as may be reasonably necessary, appropriate or desirable to carry out the provisions and intent of this Agreement and the other Operative Documents.

Section 9.7           Governing Law. The internal laws of Utah (without reference to the conflict of law principles thereof) shall govern the validity of this Agreement and the construction of its terms.

Section 9.8           Dispute Resolution. Any dispute arising under this Agreement that cannot be resolved between the parties shall be submitted to binding under the auspices of the American Arbitration Association with venue of the arbitration in Salt Lake City, Utah. A single independent arbitrator shall be appointed through the AAA’s normal selection procedures. The costs of the arbitration assessed by AAA shall be split evenly among the parties to the dispute regardless of the outcome of the arbitration. The AAA’s Commercial Arbitration Rules will govern the proceeding. No attorneys fees or costs of any party may be awarded in the arbitration of any dispute. It is the intent of the parties to resolve disputes without incentive to any party.

Section 9.9           Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

Section 9.10 Entire Agreement. This Agreement and the other Operative Documents contain the entire agreement among the parties and there can be no modification or variance other than in a separate agreement in writing signed by all parties.

Section 9.11 Effective Date of Agreement. This Agreement shall not become effective until (i) Provider has entered into a written loan agreement for the Loan (the “Funding Notice”), and (ii) Provider elects, in Provider’s sole discretion and after receipt of the Funding Notice, to cause this Agreement to become effective which election must occur within five (5) business days after Provider receives the Funding Notice. If Provider does not obtain the Loan or if Provider does not elect to proceed after receiving the Funding Notice, then this Agreement shall become null, void and of no further force or effect.

Section 9.12 Excluded Information. Provider shall not disclose to Dental Cooperative any HIPPA protected health information where such disclosure would result in a violation of the HIPPA privacy rules.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO Affiliate Member Practice Purchase Agreement

P. Berrett Packer DDS, Inc.	Dr. Berrett Packer
Name of Provider	Name of Dentist(s)

Corporation, Utah                 _____________________________

Type of legal entity and state of organization	Name of Dentist(s)

(Any additional notice addresses are on an attached sheet)

88 East State Street____________________

Farmington, Utah 84024_________________

______________________________________

Address of Dental Office

(Any additional locations are specified on an attached sheet)

Practice Valuation	$600,000	;	(one month) $50,000

Loan Amount $120,000

Generalist? ___X___	Specialist? _______
Check one

Closing Date April 1, 2007

Term of Agreement: 5 years	Termination Date: April 1, 2012

IN WITNESS WHEREOF, the parties have executed this Agreement as of

March 30, 2007.

(date)

DENTAL COOPERATIVE, INC.

By: /s/ Marlon Berrett
Name: Marlon Berrett
Title: President

"PROVIDER"	P. BERRETT PACKER DDS, INC.

By: /s/ Berrett Packer
Name: Berrett Packer
Title: President

“DENTIST(S)”	/s/ Berrett Packer

EXHIBIT “A”

TO

AFFILIATE MEMBER PRACTICE PURCHASE AGREEMENT

Form of Guaranty

[see attached]

Dental Cooperative, Inc.

GUARANTY

In consideration of the benefits to accrue to the undersigned under the Affiliate Member Practice Purchase Agreement (the “Member Agreement”) by and between the Guarantor(s) (identified below), Provider (identified below) and Dental Cooperative, Inc. (“Dental Cooperative”), of even date herewith, the undersigned Guarantor(s) hereby jointly and severally and absolutely and unconditionally, guarantee to Dental Cooperative the prompt payment and performance when due, and at all times thereafter, of all of Provider’s Obligations (defined below), including all costs, attorney’s fees and expenses that may be incurred by Dental Cooperative by reason of the Provider’s default in the payment of such Obligations or the default of the undersigned hereunder.

The obligations guaranteed herein (the “Obligations”) shall include, without limitation, all Provider’s obligations under the Member Agreement, Management Agreement (as defined in the Member Agreement) and all documents executed pursuant thereto, including but not limited to Dental Cooperative Margin Allocation due to Dental Cooperative, and any and all other indebtedness and/or obligations (now or at any time in the future) owing to Dental Cooperative by Provider, whether or not evidenced by a note or notes, incurred on open account or pursuant to leases or subleases of real or personal property, bills receivable, drafts and overdrafts, checks, other instruments or evidences of indebtedness, discounts for cash and other debt, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time-to-time decreased or extinguished and later increased, created, or incurred.

This is an absolute and continuing guarantee of payment in any event and shall not terminate until Dental Cooperative has been paid in full the total amount of the Obligations and Provider has performed all obligations now or hereafter owing to Dental Cooperative. HOWEVER, ONCE PROVIDER HAS SATISFIED ALL OUTSTANDING OBLIGATIONS TO DENTAL COOPERATIVE, AS OUTLINED IN THE MEMBER AGREEMENT AND MANAGEMENT AGREEMENT, THIS GUARANTY SHALL BE VOID AND OF NO FURTHER EFFECT.

The undersigned agrees that the liability of the undersigned under this Guaranty shall not be released, diminished, impaired, reduced or affected by:

(a)	The taking or accepting of any other security or guaranty for the payment or performance of any or all of the Obligations;

(b)	Any release, surrender, exchange, subordination, loss or waiver of any security for the Obligations;

(c)	Any partial release of the liability of the undersigned or any of them hereunder or under any other instrument executed in connection with or as security for the Obligations;

(d)

The dissolution, liquidation, insolvency, bankruptcy, discharge, disability or lack of corporate power of the Provider, the undersigned, or any party at any time liable for the payment of any or all of the Obligations, whether now existing or hereafter occurring;

(e)

Any renewal, extension, amendment, modification and/or rearrangement of the terms of payment of any or all of the Obligations or the performance of any covenants contained in any instrument executed in connection with or as security for the Obligations, either with or without notice to or consent of the undersigned, or any adjustment, indulgence, forbearance or compromise that may be granted or given by Dental Cooperative to any party;

(f)

Any neglect, delay, omission, failure or refusal of Dental Cooperative to take or prosecute any action for the collection of the Obligation or to foreclose or take or prosecute any action in connection with any security for the Obligations;

(g)	The sale, encumbrance or transfer of the Provider’s interest in any security for the Obligations;

(h)

Any failure of Dental Cooperative to notify the undersigned of any of the foregoing actions or events or any new agreement between Dental Cooperative and the Provider, it being understood that Dental Cooperative shall not be required to give the undersigned any notice of any kind under any circumstances whatsoever with respect to or in connection with the Obligations hereby guaranteed.

In the event of default in payment or performance by the Provider, the undersigned agrees that Dental Cooperative may first proceed against the undersigned pursuant to this Guaranty and against any security given by the undersigned in connection herewith to satisfy the Obligations, without first having to proceed against the Provider or exhaust or liquidate any security which may have been given to Dental Cooperative by the Provider, the undersigned or any other person.

The undersigned hereby waives notice of acceptance hereof and the presentment, demand, protest and notice of nonpayment or nonperformance or protest as to any note or obligation signed, accepted or delivered to Dental Cooperative by the Provider, and the undersigned waives all setoffs and counterclaims. Payment and performance by the undersigned hereunder shall not entitle the undersigned, by subrogation or otherwise, to any payment by the Provider except after Dental Cooperative has received full payment and performance of all amounts and Obligations to be paid and performed by the Provider contingently, absolutely or otherwise to Dental Cooperative. Any rights which the undersigned might now or hereafter hold against the Provider are and will remain subordinate, junior and inferior to all rights which Dental Cooperative now or hereafter has against the Provider.

This Guaranty shall be binding on the undersigned, his heirs, personal representatives, successors and assigns, and shall inure to the benefit of Dental Cooperative, as well as Dental Cooperative’s successors and assigns. All of Dental Cooperative’s rights hereunder shall be cumulative, and not alternative.

The undersigned consents to the assignment of all or any portion of Dental Cooperative’s rights hereunder in connection with any assignment of its rights against the Provider without notice to the undersigned.

This Guaranty shall be governed by, and construed according to, the internal laws of the State of Utah.

The undersigned agrees that he will not be relieved of any of his obligations hereunder by reason of any permitted sale or other disposition of all or any part of his interest in the Provider or by any act of any kind or character, other than the full payment and performance by the Provider of all obligations guaranteed hereunder.

Notwithstanding anything to the contrary in this Guaranty, the undersigned hereby irrevocably waives all rights he may have at law or in equity (including, without limitation, any law subrogating the undersigned to Dental Cooperative’s rights) to seek contribution, indemnification, or any other form of reimbursement from Provider, any other guarantor, or any person now or hereafter primarily or secondarily liable for any obligations of Provider to Dental Cooperative, for any disbursement made by the undersigned under or in connection with this Guaranty or otherwise.

It is understood that Dental Cooperative if required by the Lender will enter into a subordination agreement with Lender (as defined in the Member Agreement) whereby Dental Cooperative subordinates its rights granted hereunder to the rights of Lender under the Loan (as defined in the Member Agreement).

THE UNDERSIGNED HAS READ THIS GUARANTY AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE REGARDING ITS TERMS. BY SIGNING BELOW, THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF A COPY OF THIS GUARANTY.

EXECUTED AS OF MARCH 30, 2007.

NAME OF PROVIDER:	P. Berrett Packer DDS, Inc.
Print Name of Provider

“GUARANTOR(S)”

/s/ Dr. Berrett Packer Dr. Berrett Packer Address: 88 East State Street Farmington, Utah 84025

2

APPENDIX 1

TO AFFILIATE MEMBER PRACTICE PURCHASE AGREEMENT

Listing of Real and Personal Property Owned or Leased by Provider

And Used in the Dental Practice

Including Liens, Security Interests and Encumbrances on Item Listed

[to be completed separately]

APPENDIX 2

TO AFFILIATE MEMBER PRACTICE PURCHASE AGREEMENT

Listing of Claims, Disputes, Actions and Proceedings Involving Dentist(s) or Provider

[to be completed separately]

APPENDIX 3

TO AFFILIATE MEMBER PRACTICE PURCHASE AGREEMENT

Listing of Material Contracts Involving the Dental Practice

[to be completed separately]

APPENDIX 4

TO AFFILIATE MEMBER PRACTICE PURCHASE AGREEMENT

Financial Statements and Tax Returns of Provider (for two most recent years);

Accounts Receivable Aging Report for the Dental Practice

[to be completed separately]

APPENDIX 5

REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE ACQUISITION OF COMPANY STOCK

Provider hereby represents and warrants that:

(a)          Provider’s representations are complete and accurate to the best of Provider’s knowledge, and the Company may rely upon them. Provider will notify the Company immediately if any material change occurs in any of this information before the issuance of Company shares to Provider (the “Shares”).

(b)          Provider is able to bear the economic risk of an investment in the Shares for an indefinite period of time, can afford the loss of the entire investment in the Shares, and will, after making an investment in the Shares, have sufficient means of providing for Provider’s current needs and possible future contingencies. Additionally, Provider’s overall commitment to investments that are not readily marketable is not disproportionate to Provider’s net worth and that the acquisition of the Shares will not cause such overall commitment to become excessive.

(c)          The Shares will not be sold by Provider without registration under applicable securities acts or a proper exemption from such registration.

(d)          The Shares are being acquired for Provider’s own accounts and risk, for investment purposes, and not on behalf of any other person or with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. Provider is are aware that there are substantial restrictions on the transferability of the Shares.

(e)          Provider has had access to any and all information concerning the Company that Provider and Provider’s financial, tax and legal advisors required or considered necessary to make a proper evaluation of this investment. Specifically, Provider has had the opportunity to review and has received a copy of the Company’s most recent annual report on Form 10-KSB and all subsequent filings by the Company with the Securities and Exchange Commission (the “ Securities Filings”). In making the decision to acquire the Shares, Provider and its advisers have relied solely upon the Securities Filings and their own independent investigations, and fully understand that there are no guarantees, assurances or promises in connection with any investment hereunder and understand that the particular tax consequences arising from this investment in the Company will depend upon its individual circumstances. Provider further understands that no opinion is being given as to any securities or tax matters involving this transaction.

(f)           All of the representations and warranties of Provider contained herein and all information furnished by Provider to the Company are true, correct and complete in all respects, and Provider agree to notify the Company immediately of any change in any representation, warranty or other information set forth herein.

(g)          Provider also understands and agrees that stop transfer instructions relating to the Shares will be placed in the Company’s stock transfer ledger, and that the certificates evidencing the Shares sold will bear legends in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and are “restricted securities” as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

The securities represented by this Certificate evidenced hereby are subject to a stock cancellation arrangement (a copy of which may be obtained upon written request from the issuer), and by accepting any interest in such shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of that arrangement.

(h)          Provider knows that the Shares subscribed for herein are offered and sold pursuant to exemptions from registration under the Securities Act of 1933, and state securities law based, in part, on these warranties and representations, which are the very essence of this Agreement, and constitute a material part of the bargained-for consideration without which this Agreement would not have been executed.

(i)           Provider has the capacity to protect Provider’s own interest in connection with this transaction or has a pre-existing personal or business relationship with the Company or one or more of its officers, directors or controlling persons consisting of personal or business contacts of a nature and duration such as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of such person with whom such relationship exists.

(j)           The Shares were not offered to Provider by way of general solicitation or general advertising and at no time was Provider presented with or solicited by means of any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement.

(k)	Provider is an “accredited investor” as defined under Rule 501 of Regulation D.

2